Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF AMBRX BIOPHARMA, INC.

1.	The name of the corporation is: Ambrx Biopharma, Inc. (the “Corporation”).

2.

The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Laws of Delaware.

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 100 shares of common stock, par value $0.0001 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.

To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this provision nor the adoption of any provision of this Certificate of Incorporation which is inconsistent with this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors. The right of directors and officers to indemnification conferred by this paragraph 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this paragraph 8. The Corporation may, to the extent authorized from time to time by the board of directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this paragraph 8 to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this paragraph 8 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any right to indemnification or to advancement of expenses arising under this paragraph 8 shall not be eliminated or impaired by an amendment to, or repeal or elimination of, this paragraph 8 after the occurrence of the act or omission that is the subject of any proceeding for which indemnification or advancement of expenses is sought.

9.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

2